Exhibit 99.1

CONTACT:	Larry Magnesen	FOR IMMEDIATE RELEASE
	(513) 534-8055	May 29, 2015

Fifth Third Appoints Jorge L. Benitez

to Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of Jorge L. Benitez to the Bancorp Board of Directors.

“Jorge will be a great addition to the Board and we welcome him,” said James P. Hackett, chairman of the Fifth Third Bancorp Board. “He brings broad experience from his 33-year career at Accenture, including serving as chief executive for North America.”

Benitez served clients in the chemicals, energy, retail, automotive, consumer goods and services and life sciences industries before retiring from Accenture in 2014. His skills and expertise include large-scale transformations, enterprise system implementations, change management and leadership development.

“Jorge’s extensive background in providing consulting services in a variety of industries fits extremely well with our existing and emerging commercial client base,” said Kevin T. Kabat, vice chairman and CEO of Fifth Third Bancorp. “He has been successful both in business and in his service to the community, and has deep roots in Florida, where the Bank has a major presence.”

Benitez has served on multiple boards and forums, including The Business Roundtable, the U.S. Chamber of Commerce Board, Chief Executive 50, Global 100, Change the Equation Board, the Business for Higher Education Forum, the Leukemia and Lymphoma Society Board and the Warrington School of Business at the University of Florida. Benitez also is a graduate of that university.

Over his long career, Benitez has been recognized for his impact on business and the Latino community. Hispanic Business Magazine named him to its 2011 Top 25 Corporate Elite, and in 2004, he was selected as one the 100 most influential Hispanics in the United States. Diversity Inc. recognized him as one of its “People on the Move” in 2011, and in 2012, he was welcomed into the U.S. Hispanic Chamber of Commerce CEO Circle.

“I’m pleased to be a part of such a well-managed financial institution,” Benitez said. “I respect Fifth Third’s commitment to the communities that it serves, and look forward to working with the Board of Directors and contributing my experience and perspective.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2015, the Company had $140 billion in assets and operated 15 affiliates with 1,303 full-service Banking Centers, including 101 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,637 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 22.8% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2015, had $308 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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